Exhibit 21.1

Subsidiaries of Barnes & Noble, Inc.

1.	Barnes & Noble Booksellers, Inc., a Delaware corporation that operates its retail bookstores directly and through seven wholly owned United States subsidiaries.

2.	B. Dalton Bookseller, Inc., a Minnesota corporation.

3.	Doubleday Book Shops, Inc., a Delaware corporation.

4.	B&N GameStop Holding Corp., a Delaware corporation.

5.	GameStop Corp., a Delaware corporation.

6.	GameStop, Inc., a Minnesota corporation.

7.	GameStop.com, Inc., a Delaware corporation.

8.	Marketing Control Services, Inc., a Virginia corporation.

9.	Gamesworld Group Limited, an Irish company.

10.	Babbage’s Etc. LLC, a Delaware limited liability company.

11.	Sunrise Publications, Inc., a Minnesota corporation.

12.	B&N.com Holding Corp., a Delaware corporation.

13.	barnesandnoble.com inc., a Delaware corporation.

14.	barnesandnoble.com llc., a Delaware limited liability company.

15.	Barnes & Noble Publishing, Inc., a Delaware corporation that operates its book publishing business directly and through two wholly owned United States subsidiaries.

16.	CCI Holdings, Inc., a Texas corporation.

17.	Calendar Club L.L.C., a Delaware limited liability company.

18.	Sterling Publishing Co., Inc., a New York corporation.

19.	Altamont Press, Inc., a North Carolina corporation.

20.	Marketing Services (Minnesota) Corp., a Florida corporation.

21.	Barnes & Noble Services, Inc., a New York corporation.

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22.	Marboro Books Corp., a New York corporation.

23.	Chelsea Insurance Company LTD, a Bermuda corporation.

24.	Barnes & Noble BookQuest, LLC, a Delaware limited liability company.

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